Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement (File No. 333-287887) on Form F-1/A1 of our report dated October 23, 2024, except for the effects of the matters discussed in Note 1 (Correction of Immaterial Misstatement), to which the date is on March 26, 2025, and Note 27 (2025 Reverse Share Split), to which the date is on July 7, 2025, with respect to our audit of the consolidated financial statements of Otsaw Limited and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to Otsaw Limited’s ability to continue as a going concern) as of and for the years ended April 30, 2024 and 2023, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

July 7, 2025